UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2008

Kelyniam Global, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52569	20-4130012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	1100 North University Avenue Suite 135 Little Rock, Arkansas (Address of principal executive offices)	72207 (Zip Code)

 (800) 280-8192
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2008, by a unanimous written consent of the board of directors of Kelyniam Global, Inc, (the “Company”), a Nevada corporation, Mr. Thomas Ziolkowski was appointed to a position as Operations Manager for Kelyniam Global, Inc. Engineering Division.

On June 18, 2008, an agreement was entered into with Mr. Thomas Ziolkowski, for a stock compensation package in which 90,000 shares were issued to Mr. Ziolkowski valued at $108,000 in exchange for services as the company’s Operations Manager for the Company’s Engineering Division in New Britain Connecticut.  Mr. Ziolkowski purchased an additional 10,000 shares at a price of $1.20 per share for a total of $12,000 on June 20, 2008 for his own personal investment.  Mr. Ziolkowski’s Executive Profile will be posted on the Company’s website soon after the date of this report.

Item 8.07 Other Events

On May 15, 2008, the management of Kelyniam Global, Inc. (the “Company”) elected to enforce a resale restriction on stock previously issued to an affiliate as compensation for his or her services as a Director of Officer.  The company’s management feels this will reaffirm the shareholders of Kelyniam Global, Inc. the intention of management’s long term involvement with the Company and feels these agreements are in the best interest of the Company’s shareholders.  On June 20, 2008 a resale restriction agreement was entered into by Kelyniam Global, Inc, and Mr. Thomas Ziolkowski, in which the terms and conditions of this agreement can be found in the attached exhibit.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.14	Affiliate Resale Restriction Agreement for Thomas Ziolkowski (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2008	KELYNIAM GLOBAL, INC.

	By:	/s/ James Ketner
James Ketner
President/CEO/Chairman

	By:	/s/ Michelle LynRay
Michelle LynRay
Secretary/Treasurer/Director

	By:	/s/ John Mastoloni
John Mastoloni
Vice President/Director

	By:	/s/ Alexander Borges dos Santos
Alexander Borges dos Santos
Vice President/Director

	By:	/s/ Richard Owston
Richard Owston
Director

	By:	/s/ Thomas Ziolkowski
Thomas Ziolkowski
Operations Manager/Director